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                                                                   Exhibit 12

Atlantic Express Transportation Corp
Ratio of Earnings to fixed charges

                                                                            AETC
                                                                            ----

                                              1992       1993       1994       1995       1996      1997      3 mths      3 mths
                                                                                                                Sept 96   Sept 97

Fixed Charges
  Interest                                  5,880,695  1,452,440  3,496,575  3,830,386  5,728,778  8,107,567  1,492,433  3,877,872
  Amortization of deferred finance charges      -         25,424     85,000    133,226    191,585    451,497     30,000    259,800
  Portion of rent/lease presumed interest     808,138    527,053  1,095,958  1,119,606  1,513,067  1,767,044    443,195    399,119
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total fixed charges                       6,688,833  2,004,917  4,677,533  5,083,218  7,433,430 10,326,108  1,965,628  4,536,791
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings
  pre tax income                            1,073,331    792,585  1,947,870  1,843,444  1,904,617 (1,211,819)(4,245,891) (3,194,826)
  Fixed charges per above                   6,688,833  2,004,917  4,677,533  5,083,218  7,433,430 10,326,108  1,965,628   4,536,791
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Earnings before fixed charges             7,762,164  2,797,502  6,625,403  6,926,662  9,338,047  9,114,289 (2,280,263)  1,341,965
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ----------
Ratio                                             1.2        1.4        1.4        1.4        1.3        0.9       (1.2)        0.3

Shortfall                                        -          -          -         -           -     1,211,619   4,245,891  3,194,826


                                            Pro forma
                                              1997


Fixed Charges
  Interest                                 15,412,396
  Amortization of deferred finance charges  1,278,497
  Portion of rent/lease presumed interest   1,656,145
                                           ----------
  Total fixed charges                      21,659,329
                                           ----------

Earnings
  pre tax income                           (4,779,728)
  Fixed charges per above                  21,659,329
                                           ----------
  Earnings before fixed charges            16,879,601
                                           ----------
Ratio                                             0.8

Shortfall                                   4,779,728

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